Exhibit 1.6

PROVISIONS OF THE AUDIT COMMITTEE OF OAO TATNEFT

[TRANSLATION FROM RUSSIAN]

Approved

by the meeting of the Board of Directors of OAO Tatneft

Minutes No. 6 of October 29, 2004

PROVISIONS

ON THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF OAO TATNEFT

1. Purpose of the Committee

The Audit Committee is a standing committee of the Board of Directors of OAO Tatneft. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to the integrity of OAO Tatneft’s financial statements, OAO Tatneft’s compliance with legal and regulatory requirements, the selection of the independent auditors and verification of their independence, the performance of the independent auditors and OAO Tatneft’s internal audit function, and the fulfillment of the other responsibilities in accordance with this Regulation.

2. Composition of the Committee

The Audit Committee shall be elected on an annual basis after the election of the new Board of Directors and shall comprise at least three members of the Board of Directors. The Board of Directors shall appoint the members of the Audit Committee and the chairman of the Audit Committee from among the members of the Board of Directors. Each member of the Audit Committee shall be independent from OAO Tatneft according to the criteria established by Russian and U.S. laws applicable to OAO Tatneft.

The Board of Directors shall make a determination as to whether any member of the Audit Committee is an “audit committee financial expert” as this term is defined in the regulations of the U.S. Securities and Exchange Commission. OAO Tatneft shall disclose, to the extent required by the U.S. Securities and Exchange Commission, whether the Board of Directors has determined that at least one member of the Audit Committee is an “audit committee financial expert.”

The Audit Committee may form a working group comprising representatives of the Executive Board of OAO Tatneft, as well as of the Audit Committee’s consultants to assist the Committee in the performance of its duties.

3. Meetings of the Committee

The Audit Committee shall hold meetings when necessary. A meeting may be held as an in-person meeting or by way of a telephone conference. A meeting shall be deemed to have a quorum if it is attended by at least one half of the members of the Audit Committee present at the meeting (whether in person or by way of a telephone conference); in the event of a tie, the Chairman of the Audit Committee shall have a casting vote.

The meetings of the Audit Committee shall be organized by the Audit Committee Secretary that shall be appointed by the Audit Committee in coordination with the executive body of OAO Tatneft. The Audit Committee Secretary shall prepare the materials for the Audit Committee meetings and provide the materials to the members of the Audit Committee no later than one day prior to the meeting.

In order to receive information on agenda items, the Audit Committee shall invite to its meetings, when necessary, representatives of the Executive Board of OAO Tatneft and representatives of the independent auditors, as well as external consultants.

Following each meeting of the Audit Committee, minutes of the meeting shall be prepared, which shall be signed by the chairman of the meeting and shall be kept by the Secretariat of the Board of Directors of OAO Tatneft.

4. Authority and Functions of the Committee

The Audit Committee shall have the authority to:

(a)	organize the process for the annual selection of the independent auditors and submit recommendations to the Board of Directors regarding the appointment, termination and compensation of OAO Tatneft’s independent auditors;

(b)	directly oversee the work of the independent auditors (including analysis, together with the independent auditors, of the results of the annual and any interim audits, including management’s comments on the audit results, as well as resolution of disagreements between the Board of Directors and the independent auditors regarding financial reporting) and analyze the independent auditors’ reports on OAO Tatneft’s internal controls and hold meetings with the representatives of the Executive Board of OAO Tatneft to discuss significant risks and problems related to control, as well as relevant plans of the Executive Board to eliminate such risks;

(c)	discuss with the internal auditor and the independent auditors the overall scope and plans for their respective audits, as well as other factors that may affect the effectiveness and timeliness of such audits; and in this connection, discuss with the representatives of the Executive Board the adequacy and effectiveness of the accounting and financial controls;

(d)	consider with the independent auditors any problems or difficulties the independent auditors may have encountered in connection with the annual audit or otherwise and any management letter provided by the independent auditors and OAO Tatneft’s response to that letter; such review shall address any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements with management regarding generally accepted accounting principles and other matters, material adjustments to the financial statements recommended by the independent auditors and adjustments that were proposed but “passed”, regardless of materiality; in addition, obtain, review and discuss reports from the independent auditors regarding: (1) critical accounting policies and practices to be used, (2) alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of OAO Tatneft, ramifications of the use of these alternative disclosures and treatments, and the treatment preferred by the independent auditors and the reasons for favoring that treatment, and (3) other material written communications between the independent auditors and OAO Tatneft management, such as any management letter or schedule of unadjusted differences;

(e)	consider material terms of the agreement (contract) with the independent auditors;

(f)	receive all information communicated to OAO Tatneft by the independent auditors and have the independent auditors report directly to the Committee, including periodic reports from the independent auditors as required by the U.S. Independence Standards Board (or any successor body) regarding the auditors’ independence and discuss such reports with the independent auditors;

(g)	establish procedures (1) for the receipt, retention and treatment of complaints received by OAO Tatneft regarding accounting, internal accounting controls, or auditing matters, and (2) for the confidential, anonymous submission by OAO Tatneft’s employees of concerns regarding accounting or auditing matters;

(h)	ensure that a statement is obtained from the independent auditors, describing all the ancillary services that the independent auditors are providing (or expect to provide) to OAO Tatneft; assess whether such services are consistent with the independent status of the independent auditors; and take measures (or recommend to the Board of Directors to take measures) ensuring auditors’ independence;

(i)	report on its activities to the Board of Directors; the report shall contain information on performance by the Audit Committee of its duties in the previous year and on the results of the Committee’s operations;

(j)	perform other duties within the competence of the Audit Committee upon request of the Board of Directors as determined in this Regulation; and

(k)	exercise other powers provided for by Russian and US laws applicable to OAO Tatneft.

5. Regulatory Provisions

This Regulation is prepared in accordance with the Recommendations on the Application of the Code of Corporate Conduct approved by the RF Federal Service for Financial Markets and the requirements of the U.S. Securities and Exchange Commission.

This Regulation may be amended when necessary by a decision of the Board of Directors of OAO Tatneft.

This Regulation shall be approved by the Board of Directors of OAO Tatneft.

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